Exhibit 5.3

CONSENT OF SCOTT JONES

The undersigned hereby consents to the use of its name and reference to the written disclosure of the technical report titled “Technical Report on the 105 Million Ton Increase in Mineral Reserves at the Gibraltar Mine” dated January 23, 2009, and the report entitled “Technical Report, on the 344 million tonne increase in mineral reserves at the Prosperity Gold – Copper Project” dated December 17, 2009 (collectively the “Technical Reports”) and any extracts from or a summary of the Technical Reports in the final base shelf prospectus of Taseko Mines Limited dated September 17, 2010 (including the documents incorporated by reference therein) (the “Prospectus”) and the Registration Statement of Taseko Mines Limited on Form F-10, dated September 17, 2010 (the “Registration Statement”).

The undersigned hereby confirms that the undersigned has read the Prospectus and the Registration Statement and believes that the Prospectus and Registration Statement fairly and accurately represents the information in the Technical Reports that supports the disclosure and the undersigned has no reason to believe that there are any misrepresentations in the information contained in the Prospectus and Registration Statement that are derived from the Technical Reports or within the knowledge of the undersigned, as a result of the services performed by the undersigned in connection with the Technical Reports.

Date: September 17, 2010

By:

/s/ Scott Jones_____________________
Scott Jones, P. Eng